Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-211700) and related Prospectus of CareDx, Inc. for the registration of 8,534,261 shares of its common stock and to the incorporation by reference therein of our report dated May 24, 2016, with respect to the consolidated financial statements of Allenex AB included in the Current Report on Form 8-K/A dated May 27, 2016 of CareDx, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young AB

Stockholm, Sweden

June 15, 2016